                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

------
FORM 4
------

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

                                                     ---------------------------
                                                            OMB APPROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0287
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per response __0.5
                                                     ---------------------------


[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).
(Print or Type Response)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Bergantino, Jennifer J.
     14 Oak Park
     Bedford, MA  01730
     USA

2.   Issuer Name and Ticker or Trading Symbol

     Progress Software Corporation
     PRGS

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year
     10/31/1999

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [ ] Director                  [ ] 10% Owner
     [X] Officer (give             [ ] Other (specify
                  title below)                below)

      Vice President, Marketing and Strategic Planning
      ------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

----------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------
1. Title of    2. Trans-   3. Trans-    4. Securities Acquired           5. Amount of        6. Ownership    7. Nature of
   Security       action      action       (A) or                           Securities          Form:           Indirect
   (Instr. 3)     Date        Code         Disposed of (D)                  Beneficially        Direct (D)      Beneficial
                  (Month/     (Instr. 8)   (Instr. 3, 4, and 5)             Owned at            or              Owner-
                  Day       ------------   -----------------------------    End of Month        Indirect(1)     ship
                  Year)     Code    V      Amount    (A) or (D)   Price     (Instr. 3 and 4)    (Instr. 4)      (Instr. 4)
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/14/99      M             7,686        A      $11.3333
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/14/99      S             7,686        D      $33.2500
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/14/99      M            18,050        A      $14.4167
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/14/99      S            18,050        D      $33.2500
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/22/99      M               500        A      $14.4167
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/22/99      S               500        D      $33.5000
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99      M               450        A      $14.4167
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99      S               450        D      $33.5000
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99      M               640        A      $ 9.4167
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99      S               640        D      $33.5000
----------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction
4(b)(v).

                                                                          (Over)
                                                                  SEC 1474(7-96)

Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------------
1.Title of      2.Conversion   3.    4.     5.Number of      6.Date Exercisable and     7.Title and Amount    8.Price of
  Derivative      or Exercise  Transaction    Derivative       Expiration Date            of Underlying         Derivative
  Security        Price of     Date   Code    Securities       (Month/Day/Year)           Securities            Security
  (Instr. 3)      Derivative   (Mo./ (Instr.  Acquired(A)                                 (Instr. 3 and 4)      (Instr. 5)
                  Security      Day/  8)      or Disposed
                                Year)         of(D)
                                              (Instr. 3, 4                                          Amount or
                                               and 5)          Date         Expiration              Number of
                                     Code V     (A)    (D)     Exercsiable  Date          Title     Shares
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------
Nonqualified     $11.3333    10/14/99 M                7,686    03/1/97     06/16/07   Common Stock  7,686
Stock Option                                                     (1)
--------------------------------------------------------------------------------------------------------------------------
Nonqualified     $14.4167    10/14/99 M               18,050    03/1/98     02/01/08   Common Stock 18,050
Stock Option                                                     (3)
--------------------------------------------------------------------------------------------------------------------------
Nonqualified     $14.4167    10/22/99 M                  500    03/1/98     02/01/08   Common Stock    500
Stock Option                                                     (3)
--------------------------------------------------------------------------------------------------------------------------
Nonqualified     $14.4167    10/25/99 M                  450    03/1/98     02/01/08   Common Stock    450
Stock Option                                                     (3)
--------------------------------------------------------------------------------------------------------------------------
Nonqualified     $ 9.4167    10/25/99 M                  480    03/1/97     03/03/07   Common Stock    480
Stock Option                                                     (1)
--------------------------------------------------------------------------------------------------------------------------
Incentive        $ 9.4167    10/25/99 M                  160    03/1/97     03/03/07   Common Stock    160
Stock Option                                                     (1)
--------------------------------------------------------------------------------------------------------------------------
Nonqualified     $11.3333    10/25/99 M                  249    03/1/97     06/16/07   Common Stock    249
Stock Option                                                     (1)
--------------------------------------------------------------------------------------------------------------------------
Incentive        $11.3333    10/25/99 M                   67    03/1/97     06/16/07   Common Stock     67
Stock Option                                                     (1)
--------------------------------------------------------------------------------------------------------------------------
Incentive        $10.3333    10/25/99 M               11,094    03/1/96     04/01/06   Common Stock 11,094
Stock Option                                                     (4)
--------------------------------------------------------------------------------------------------------------------------
Incentive        $10.3333    10/26/99 M               12,281    03/1/96     04/01/06   Common Stock 12,281
Stock Option                                                     (4)
--------------------------------------------------------------------------------------------------------------------------


---------------------------------------------

---------------------------------------------
  9.Number of     10.Ownership  11.Nature of
    Derivative       Form of       Indirect
    Securities       Derivative    Beneficial
    Beneficially     Security:     Ownership
    Owned at End     Direct (D)    (Instr. 4)
    of Month         or Indirect
    (Instr. 4)       (I)
                     (Instr. 4)

---------------------------------------------
---------------------------------------------
    3,746 (2)        D

---------------------------------------------
   38,000 (2)        D

---------------------------------------------
   38,000 (2)        D

---------------------------------------------
   38,000 (2)        D

---------------------------------------------
   13,440 (2)        D

---------------------------------------------
      140 (2)        D

---------------------------------------------
    3,476 (2)        D

---------------------------------------------
    3,523 (2)        D

---------------------------------------------
        0            D

---------------------------------------------
        0            D

---------------------------------------------

Explanation of Responses:

(1) The option vests in equal monthly increments over a 60 month period commencing March 1, 1997. (2) On 10/31/99, options to purchase 0 shares were vested. (3) The option vests in equal monthly increments over a 60 month period commencing March 1, 1998. (4) The option vests in equal monthly increments over a 60 month period commencing March 1, 1996.



                                                                 11-9-1999
                            -----------------------------        ---------
                            Signature of Reporting Person          Date
                                 Jennifer Bergantino

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                           PAGE 2 OF 4            SEC 1474(7-96)

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

------
FORM 4
------

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

                                                     ---------------------------
                                                            OMB APRROVAL
                                                     ---------------------------
                                                     OMB Number: 3235-0287
                                                     Expires: September 30, 1998
                                                     Estimated average burden
                                                     hours per response __0.5
                                                     ---------------------------


[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.   Name and Address of Reporting Person

     Bergantino, Jennifer J.
     14 Oak Park
     Bedford, MA  01730
     USA

2.   Issuer Name and Ticker or Trading Symbol

     Progress Software Corporation
     PRGS

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year
     10/31/1999

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [ ] Director                  [ ] 10% Owner
     [X] Officer (give             [ ] Other (specify
                  title below)                below)

      Vice President, Marketing and Strategic Planning
      ------------------------------------------------

7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person

----------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
----------------------------------------------------------------------------------------------------------------------------
1. Title of     2.     3.       4.Securities Acquired (A)          5.Amount of         6.Ownership    7.Nature of Indirect
   Security      Transaction      or Disposed of (D)                 Securities          Form:          Beneficial Ownership
  (Instr. 3)     Date   Code      (Instr. 3, 4 and 5)                Beneficially        Direct (D)or   (Instr. 4)
                (Month/ (Instr. 8)                                   Owned at End        Indirect(I)
                Day/Year)                      (A) or                of Month            (Instr. 4)
                          Code V     Amount      (D)      Price      (Instr. 3 and 4)
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99   M           316         A      $11.3333
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99   S           316         D      $33.5000
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99   M        11,094         A      $10.3333
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/25/99   S        11,094         D      $33.5000
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/26/99   M        12,281         A      $10.3333
----------------------------------------------------------------------------------------------------------------------------
Common Stock    10/26/99   S        12,281         D      $33.2500    1,537                 D
----------------------------------------------------------------------------------------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see instruction
4(b)(v).


                                                           PAGE 3 OF 4    (Over)
                                                                 SEC 1474 (7-96)

Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------------------------------------------------
1.Title of      2.Conversion   3.    4.     5.Number of      6.Date Exercisable and     7.Title and Amount    8.Price of
  Derivative      or Exercise  Transaction    Derivative       Expiration Date            of Underlying         Derivative
  Security        Price of      Date  Code    Securities       (Month/Day/Year)           Securities            Security
  (Instr. 3)      Derivative   (Month/        Acquired(A)                                 (Instr. 3 and 4)      (Instr. 5)
                  Security      Day/ (Instr.  or Disposed
                                Year) 8)      of(D)
                                              (Instr. 3, 4                                          Amount or
                                               and 5)          Date         Expiration              Number of
                                     Code V   (A)       (D)    Exercsiable  Date          Title     Shares
--------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------


---------------------------------------------

---------------------------------------------
  9.Number of     10.Ownership  11.Nature of
    Derivative       Form of       Indirect
    Securities       Derivative    Beneficial
    Beneficially     Security:     Ownership
    Owned at End     Direct (D)    (Instr. 4)
    of Month         or Indirect
    (Instr. 4)       (I)
                     (Instr. 4)

---------------------------------------------
---------------------------------------------

Explanation of Responses:



                                /s/ Jennifer Bergantino          11-9-1999
                            -----------------------------        ---------
                            Signature of Reporting Person          Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a)

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                          Page 2
                                           PAGE 4 OF 4            SEC 1474(7-96)